Exhibit 99.2

CONTACT:

Kelly Taylor

Director, Investor Relations

(216) 676-2000

GrafTech Announces Executive Management Changes

Darrell Blair Appointed President of Industrial Materials

Julian Norley Appointed Vice President of Technology and Innovation

PARMA, Ohio – September 23, 2014 – GrafTech International Ltd. (NYSE:GTI) announced today several executive management changes that are part of its ongoing initiative to create a more simplified and efficient organizational structure and foster innovation. The changes include redefining and eliminating certain management roles to decentralize the management and overhead structure and drive greater accountability and enhanced customer focus.

Darrell Blair, Vice President – Global Sales, for the graphite electrode business, will become President of the Industrial Materials segment. Mr. Blair joined the Company in 1980 at its facility in Columbia, TN. His extensive commercial, operations, and customer technical service experience includes international assignments in Puerto Rico, Mexico, Singapore, Hong Kong, and, for the past eleven years, Switzerland.

His appointment follows the retirement of Dr. Pieter Barnard, the segment’s current President, effective November 1, 2014, after a 42-year career spanning three continents and a multitude of roles.

Dr. Julian Norley, Vice President – Corporate Research and Development, has been appointed to lead the newly established Technology and Innovation Center, which will be focused on commercializing advanced technologies in carbon and graphite material science and providing greater emphasis on driving innovation to support new product development. Dr. Norley joined GrafTech in 1997 and has been instrumental in the Company’s penetration of high growth markets. Dr. Norley and his group have received five R&D 100 awards and have won and executed over $25 million in federal and state grants in support of his pioneering work. He personally holds 22 U.S. patents.

Hermanus Pretorius, President of the Company’s Seadrift Coke LLP subsidiary, will retire effective November 1, 2014. Mr. Pretorius started his GrafTech career at the Meyerton, South Africa facility where he served as Managing Director until his transfer to Europe in 1998 as the head of graphite electrode operations. Prior to his current role, Mr. Pretorius was the President of GrafTech’s Engineered Solutions segment.

GrafTech Chief Executive Officer, Joel Hawthorne, commented, “We thank Pieter for his 42 years of service and Maans for his 37 years with the Company. They have been important and valued team members and we appreciate their outstanding contributions to GrafTech.”

Mr. Hawthorne continued, “The changes that we are making will further streamline our organization, enabling better and faster decision-making capabilities and increased accountability. These changes will also enhance our innovation and allow us to increase our focus on our valued customers. We expect these actions to strengthen our competitive position and improve our ability to restore and grow shareholder value.”

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 2,600 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; cost, inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line changes, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors’ or customers’ operations; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business; our customers’ operations and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our preliminary 2014 third quarter results; actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line changes, or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum based coke or energy; changes in interest or currency exchange rates; inflation or deflation; continuing uncertainty over U.S. fiscal policy or condition; European sovereign debt issues; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.